HEI Exhibit 99

FOR IMMEDIATE RELEASE

HEI appoints Paul Ito as Chief Financial Officer

HONOLULU, Jan. 3, 2023 – Hawaiian Electric Industries, Inc. (HEI) (NYSE: HE), the parent company to Hawaiian Electric Company, Inc. (Hawaiian Electric) and American Savings Bank, F.S.B. (ASB), has appointed Paul K. Ito as executive vice president and chief financial officer (CFO), effective January 1, 2023. Ito has been serving as HEI’s interim CFO since July 2022. Ito was selected following a broad, national search conducted by the HEI leadership team and its board of directors.
Ito has been with HEI since 2018, where he has served as vice president of tax, controller and treasurer. He has led the accounting, financial reporting, tax and treasury functions, and provided support in the enterprise risk management, investment analysis, and strategic and operating plan functions. Ito also managed HEI’s information technology efforts, leading digital transformation initiatives in accounting, tax and financial reporting.
“We are thrilled to promote Paul as our CFO,” said Scott Seu, HEI’s president and CEO. “He’s a strong and strategic leader, and his hands-on and disciplined approach in delivering effective financial management will bring value to our stakeholders and support our companies’ ongoing mission to make Hawai‘i better.”
Prior to joining HEI, Ito was senior vice president and CFO at Alexander & Baldwin, Inc. (A&B) (NYSE: ALEX), one of Hawai‘i’s leading commercial real estate companies. During his employment at A&B (2005-2017), his other roles included director of internal audit, corporate controller and treasurer. Ito worked in the audit practice at Deloitte & Touche, LLP’s offices in Honolulu and San Jose, and Deloitte’s national office in San Francisco (1996-2005).
“I am excited and honored to have this opportunity to expand my role at HEI,” said Ito. “It’s an exciting time at our family of companies. I look forward to continuing my work with Scott and our entire leadership team, including Shelee Kimura at Hawaiian Electric and Ann Teranishi at ASB, and continuing to contribute to the financial stability, growth and success of the company.”
Ito holds a bachelor of business administration from University of Hawai‘i at Manoa and a master in professional accounting degree with a concentration in managerial accounting from University of Texas in Austin. Ito is a certified public accountant (not in public practice).
HEI • 1001 Bishop Street, Suite 2900 • Honolulu, HI 96813
Mailing Address: P.O. Box 730 • Honolulu, HI 96808-0730

About HEI

The Hawaiian Electric Industries, Inc. (HEI) (NYSE: HE) family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaiʻi. HEI's electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaiʻi’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, American Savings Bank, is one of Hawaiʻi’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI helps advance Hawaiʻi’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.

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AJ Halagao
Vice President,
Corporate & Community Advancement
(808) 543-7625
ajhalagao@hei.com

Julie Smolinski
Vice President,
Investor Relations & Corporate Sustainability
(808) 543-7300
ir@hei.com

HEI • 1001 Bishop Street, Suite 2900 • Honolulu, HI 96813
Mailing Address: P.O. Box 730 • Honolulu, HI 96808-0730